Exhibit 99.1

HSN, Inc. Reports First Quarter 2017 Results

HSNi Results for the First Quarter 2017:

  Net sales decreased 4%; excluding the impact of the divested businesses and leap year, net sales decreased 1%
  Digital sales grew 3% excluding the divestitures; digital penetration increased 200 basis points to 54%
  Diluted and Adjusted EPS were $0.40

ST. PETERSBURG, Fla., May 03, 2017 (GLOBE NEWSWIRE) -- HSN, Inc. (NASDAQ:HSNI) reported results for the first quarter ended March 31, 2017 for HSN, Inc. (“HSNi” or “Company”) and its two operating segments, HSN and Cornerstone.

Table 1
HSNi SUMMARY RESULTS AND KEY OPERATING METRICS
(In millions, except per share and average price point amounts)

	Q1 2017	Q1 2016 (a)	Change
Net Sales	$785.4	$816.8	(4%)

GAAP results:
Operating Income	$38.6	$49.8	(23%)
Net Income	$21.2	$28.6	(26%)
Diluted EPS	$0.40	$0.54	(26%)

Non-GAAP results: (b)
Adjusted EBITDA	$54.1	$65.7	(18%)
Adjusted EPS (c)	$0.40	$0.54	(26%)

Average price point	$62.99	$59.99	5%
Units shipped	13.8	15.0	(8%)
Gross profit rate	34.8%	35.4%	(60 bps)
Return rate	14.9%	15.8%	90 bps
Digital sales penetration	53.8%	51.8%	200 bps
Mobile sales as a % of digital	44.7%	40.5%	420 bps

(a) The first quarter of 2016 includes the results of TravelSmith and Chasing Fireflies, two Cornerstone brands divested in September 2016, and an additional day for leap year within the HSN segment.
(b) See reconciliation of GAAP to Non-GAAP measures in Table 4.
(c) There were no Non-GAAP adjustments to Net Income or Diluted EPS in the current or prior periods presented.

First Quarter 2017 Results vs First Quarter 2016 Results

  HSNi’s net sales decreased 4% to $785.4 million.  Excluding the results of TravelSmith and Chasing Fireflies, two Cornerstone brands divested in September 2016, and an additional day for leap year within the HSN segment, HSNi's net sales decreased 1%.  HSNi's digital sales penetration increased 200 basis points to 53.8%.

  HSNi's operating income decreased 23% to $38.6 million.

  Net income was $21.2 million compared to $28.6 million in the prior year.

  HSNi’s Adjusted EBITDA decreased 18% to $54.1 million.  Excluding the divestitures, Adjusted EBITDA decreased 23% compared to the prior year.

  Diluted EPS and Adjusted EPS were $0.40 compared to $0.54 in the prior year.

  As part of the implementation of HSNi's supply chain optimization initiative, HSN incurred additional costs of approximately $4.0 million, or $0.05 per diluted share, in the first quarter of 2017 which impacted gross profit and operating expenses.

  HSNi's board of directors approved a quarterly cash dividend of $0.35 per share payable June 21, 2017 to shareholders of record as of June 7, 2017.

  On April 26, 2017, the Company announced that Mindy Grossman had resigned as chief executive officer effective May 24, 2017.  Until a successor is named, the board of directors has established the Office of the Chief Executive consisting of Rod Little, Chief Financial Officer; Bill Brand, Chief Marketing Officer of HSNi and President of HSN; and Judy Schmeling, Chief Operating Officer of HSNi and President of Cornerstone Brands, Inc.

“We continue to focus on stabilization and ultimately growth regeneration in the business. The continued strength of digital sales, and mobile sales in particular, has been very encouraging. Digital sales, which now account for over half of our revenue, continued to grow both in absolute terms and as a proportion of total revenue.  Mobile, which we see as our flagship, continues to be our fastest growing sales channel and significant source of new customer acquisition,” said Rod Little, Chief Financial Officer, HSNi.

“We remain committed to our strategies to improve our performance.  Our key priorities are:  acquiring and retaining customers via a robust and relevant product portfolio, optimizing our digital platforms, and improving our supply chain capabilities and efficiency, all to drive consistent shareholder value creation,” added Mr. Little.   “As we look to celebrate our 40th anniversary this summer, we thank Mindy Grossman for her vision, inspiration and leadership over the past decade.”

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended
	March 31,
	2017	2016 (a)	Change
Net Sales
HSN	$560.5	$578.4	(3%)
Cornerstone	224.9	238.4	(6%)
Total HSNi	$785.4	$816.8	(4%)

Gross Profit
HSN	$191.1	$199.3	(4%)
Cornerstone	82.0	90.2	(9%)
Total HSNi	$273.1	$289.5	(6%)

Operating Income
HSN	$37.5	$49.6	(24%)
Cornerstone	1.1	0.2	479%
Total HSNi	$38.6	$49.8	(23%)

Adjusted EBITDA (Non-GAAP measure) (b)
HSN	$48.6	$60.7	(20%)
Cornerstone	5.6	5.0	10%
Total HSNi	$54.1	$65.7	(18%)

(a) The first quarter of 2016 includes the results of TravelSmith and Chasing Fireflies, two Cornerstone brands divested in September 2016, and an additional day for leap year within the HSN segment.
(b) See reconciliation of GAAP to non-GAAP measures in Table 4.

Table 3
SEGMENT KEY OPERATING METRICS

	Three Months Ended
	March 31,
	2017	2016 (a)	Change
HSN:
Average price point	$56.49	$54.18	4%
Units shipped (millions)	11.2	12.1	(8%)
Gross profit rate	34.1%	34.5%	(40 bps)
Return rate	15.2%	16.8%	160 bps
Digital sales penetration	46.7%	43.8%	290 bps
Mobile sales as a % of digital	54.0%	49.9%	410 bps
Cornerstone:
Average price point (b)	$90.27	$83.38	8%
Units shipped (millions) (b)	2.6	2.9	(11%)
Gross profit rate	36.5%	37.8%	(130 bps)
Return rate	14.0%	13.2%	(80 bps)
Digital sales penetration	71.5%	70.9%	60 bps
Mobile sales as a % of digital	29.6%	26.4%	320 bps
Catalog circulation (millions) (b)	66.1	83.7	(21%)

(a) The first quarter of 2016 includes the results of TravelSmith and Chasing Fireflies, two Cornerstone brands divested in September 2016, and an additional day for leap year within the HSN segment.
(b) Excluding the impact of the divestitures, average price point increased 2%; units shipped increased 2% and catalog circulation decreased 14%. The other metrics included in Table 3 were not significantly impacted by the divestitures.

HSN Segment Results for the First Quarter 2017

HSN’s net sales were $560.5 million, a decrease of 3% from the prior year.   Excluding the benefit of having an additional day for leap year in the first quarter of 2016, HSN's net sales decreased 2%.  Digital sales grew 3% with penetration increasing 290 basis points to 46.7%.  Sales grew in apparel & accessories, kitchen and home, offset by decreases in other product categories.  Shipping revenues declined primarily due to the August 2016  changes in the standard shipping rates and increased promotions.  Average price point increased 4% largely due to changes in product mix. Units shipped decreased 8%.

Gross profit decreased 4% to $191.1 million.  Gross profit rate decreased 40 basis points to 34.1% primarily due to a decrease in shipping revenues and higher fulfillment costs, partially offset by an increase in product margins.  The increase in fulfillment costs was primarily the result of the ongoing implementation of HSNi's supply chain optimization which, among other things, includes expanding the automation capabilities in its Piney Flats, Tennessee distribution center.

Operating expenses increased 3% to $153.6 million driven by higher costs incurred from the supply chain optimization and an increase in bad debt expense.  Excluding non-cash charges, operating expenses increased 3% and were 25.4% as a percentage of net sales compared to 24.0% in the prior year.

Operating income decreased $12.1 million, or 24%, to $37.5 million.  Adjusted EBITDA decreased $12.1 million,  or 20%, to $48.6 million.  HSN's supply chain optimization implementation resulted in an additional $4.0 million of costs in the first quarter of 2017 which impacted gross profit and operating expenses.

Cornerstone Segment Results for the First Quarter 2017

Cornerstone's net sales decreased 6% to $224.9 million.  Excluding the results of TravelSmith and Chasing Fireflies which were divested in September 2016, net sales increased 1% and catalog circulation decreased 14%.  Digital sales decreased 5% while penetration increased 60 basis points to 71.5%.  Excluding the divestitures, digital sales grew 2% and penetration increased 120 basis points.

Gross profit decreased 9% to $82.0 million and the gross profit rate decreased 130 basis points to 36.5%.  Excluding the impact of the TravelSmith and Chasing Fireflies' divestitures, gross profit decreased 3% primarily due to a decrease in shipping margins driven by higher promotional activity in the home brands, partially offset by higher product margins.

Operating expenses decreased 10% to $80.9 million primarily due to the divested businesses. Excluding the divestitures and non-cash charges, operating expenses increased 2% and were 34.0% as a percentage of net sales compared to 33.6% in the prior year which was primarily due to higher employee-related costs.

Operating income increased $0.9 million to $1.1 million.  Adjusted EBITDA increased $0.5 million to $5.6 million.  Excluding the operating results of the divested businesses, Adjusted EBITDA decreased $4.1 million compared to the prior year due to lower performance in the home brands and the absorption of fixed costs from the divested businesses.

Liquidity and Capital Resources

As of March 31, 2017, HSNi had cash and cash equivalents of $48.2 million compared to $42.7 million at December 31, 2016 and $46.8 million at March 31, 2016.  Net cash provided by operating activities for the three months ended March 31, 2017 decreased $10.2 million to $22.3 million compared to $32.5 million in the prior year due to a decrease in operating performance and changes in working capital.

As of March 31, 2017, total debt was $529 million, resulting in a ratio of total debt to Adjusted EBITDA, as defined in HSNi's credit agreement, of approximately 1.9x as compared to a maximum allowable leverage ratio of 3.5x.

HSNi's board of directors approved a quarterly cash dividend of $0.35 per share payable June 21, 2017 to shareholders of record as of June 7, 2017.

Since inception of its most recent share repurchase program authorized in January 2015, HSNi has repurchased a total of 1.3 million shares at an aggregate cost of $75.1 million at an average cost of $57.56 per share.  As of March 31, 2017, there were 2.7 million shares remaining under the existing share repurchase authorization.

Effective Tax Rate

The effective tax rate for HSNi was 39% for the first quarter of 2017 compared to 37% in the prior year.  The change in the effective tax rate was primarily due to a change in the accounting rules effective January 1, 2017 which impacts how the tax effects of share-based awards are recognized.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance and financial condition of HSNi, its operating segments and its consolidated subsidiaries.  Forward-looking statements are based on management’s current expectations and assumptions which may not prove to be accurate.  Forward-looking statements are not guarantees of performance or historical facts and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause or contribute to such differences include but are not limited to: our ability to attract new and retain existing customers in a cost-effective manner; our exposure to intense competition and our ability to effectively compete for customers; changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or digital sales growth; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; failure to attract and retain television viewers and secure a suitable programming tier of carriage and channel placement for the HSN television network programming; changes to international and national trade laws, regulations and policies (particularly those related to or restricting global trade) could significantly impair HSNi’s profitability; interruption, lack of redundancy or difficulties implementing new or upgraded technology in our systems or infrastructure could affect our ability to broadcast, operate websites, process and fulfill transactions, respond to customer inquiries and/or maintain cost efficient operations; any technological or regulatory developments that could negatively impact the way we do business, including legislation or regulations regarding income taxes or sales and use taxes; risks associated with possible systems failures and/or security breaches, including any breach that results in the theft, transfer or unauthorized access or disclosure of customer, employee or company information, or the failure to comply with various laws applicable to HSNi in the event of such a breach; changes in shipping and handling costs, particularly if we are unable to offset them; changes in consumer expectations towards reduced shipping charges and faster delivery times, particularly if we are unable to meet them; any material change in HSNi’s business prospects and/or strategy, including whether HSNi’s initiatives and investments will be effective; our ability to offer new or innovative products and services through various platforms in a cost effective manner and consumer acceptance of these products and services; risks associated with litigation, audits, claims and assessments; risks associated with acquisitions including the ability to successfully integrate new businesses and achieve expected benefits and results; and the loss of any key member of our senior management team, including our current chief executive officer transition.  More information about potential factors that could affect HSNi’s business and financial results is included in our filings with the U.S. Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect HSNi’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate.  All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice.  Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release.  Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements.  Historical results should not be considered as an indication of future performance.

Conference Call

Rod Little, Chief Financial Officer; Bill Brand, Chief Marketing Officer of HSNi and President of HSN; and Judy Schmeling, Chief Operating Officer of HSNi and President of Cornerstone Brands, Inc. will hold a conference call on Wednesday, May 3, 2017 at 9:00 a.m., Eastern Time, to discuss these results.  Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call.  There will also be a simultaneous audio webcast available via HSNi’s website at http://www.hsni.com.

A replay of the conference call can be accessed until Wednesday, May 17, 2017 by dialing 855-859-2056 or 404-537-3406, plus the pass code 4007861 and will also be hosted on the company’s website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $4 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 91 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Frontgate®, Garnet Hill®, Grandin Road® and Improvements®. Cornerstone distributes approximately 300 million catalogs annually, operates five separate digital sales sites and operates 17 retail and outlet stores.

GAAP FINANCIAL STATEMENTS

HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended
	March 31,
	2017	2016

Net sales	$785,435	$816,765
Cost of sales	512,298	527,287
Gross profit	273,137	289,478
Operating expenses:
Selling and marketing	167,299	179,161
General and administrative	56,373	49,963
Depreciation and amortization	10,886	10,525
Total operating expenses	234,558	239,649
Operating income	38,579	49,829
Interest expense, net	(3,864)	(4,147)
Income before income taxes	34,715	45,682
Income tax provision	(13,467)	(17,097)
Net income	$21,248	$28,585

Net income per share
Basic	$0.41	$0.55
Diluted	$0.40	$0.54

Shares used in computing earnings per share
Basic	52,432	52,378
Diluted	52,821	52,919

Dividends declared per common share	$0.35	$0.35

HSN, INC. CONSOLIDATED BALANCE SHEETS

(unaudited; in thousands)
	March 31,	December 31,	March 31,
	2017	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$48,246	$42,734	$46,785
Accounts receivable, net	236,828	335,005	217,878
Inventories	409,663	391,106	441,977
Prepaid expenses and other current assets	49,128	44,173	55,481
Total current assets	743,865	813,018	762,121
Property and equipment, net	210,382	211,106	206,344
Intangible assets, net	253,634	253,623	255,266
Goodwill	9,858	9,858	9,858
Other non-current assets	18,275	16,928	12,718
TOTAL ASSETS	$1,236,014	$1,304,533	$1,246,307
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$217,129	$293,816	$209,933
Current maturities of long-term debt	28,125	25,000	25,000
Accrued expenses and other current liabilities	208,144	225,265	204,897
Total current liabilities	453,398	544,081	439,830
Long-term debt, net of current maturities and unamortized deferred financing costs	495,932	484,878	592,302
Deferred income taxes	60,665	59,760	42,929
Other long-term liabilities	24,638	20,328	20,006
Total liabilities	1,034,633	1,109,047	1,095,067
Total shareholders' equity	201,381	195,486	151,240
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,236,014	$1,304,533	$1,246,307

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in thousands)
	Three Months Ended
	March 31,
	2017	2016
Cash flows from operating activities attributable to operations:
Net income	$21,248	$28,585
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,886	10,525
Stock-based compensation expense	4,704	5,376
Amortization of debt issuance costs	429	444
Deferred income taxes	(1,500)	(1,415)
Bad debt expense	6,083	4,588
Other	(249)	178
Changes in current assets and liabilities:
Accounts receivable	92,094	84,109
Inventories	(18,557)	(13,953)
Prepaid expenses and other assets	(4,808)	(9,248)
Accounts payable, accrued expenses and other liabilities	(87,991)	(76,725)
Net cash provided by operating activities	22,339	32,464
Cash flows from investing activities:
Capital expenditures	(9,859)	(5,145)
Other	(794)	—
Net cash used in investing activities	(10,653)	(5,145)
Cash flows from financing activities:
Repayments of term loan	(6,250)	(6,250)
Borrowings under revolving credit facility	110,000	45,000
Repayments of revolving credit facility	(90,000)	(55,000)
Repurchase of common stock	—	(8,671)
Cash dividends paid	(18,331)	(18,300)
Proceeds from issuance of common stock	423	586
Payments of tax withholdings related to stock-based awards	(2,016)	(1,825)
Net cash used in financing activities	(6,174)	(44,460)
Net increase (decrease) in cash and cash equivalents	5,512	(17,141)
Cash and cash equivalents at beginning of period	42,734	63,926
Cash and cash equivalents at end of period	$48,246	$46,785

Table 4
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

HSN, INC. RECONCILIATION OF GAAP TO NON-GAAP DETAILED SEGMENT RESULTS

(unaudited; in thousands)

	Three Months Ended			Three Months Ended
	March 31, 2017			March 31, 2016
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Net income			$21,248			$28,585
Income tax provision			13,467			17,097
Income before income taxes			34,715			45,682
Interest expense, net			3,864			4,147
Operating income	$37,512	$1,067	$38,579	$49,645	$184	$49,829
Non-cash charges:
Stock-based compensation expense	3,392	1,312	4,704	4,039	1,337	5,376
Depreciation and amortization	7,707	3,179	10,886	7,003	3,522	10,525
(Gain) loss on disposition of fixed assets	(49)	—	(49)	3	(1)	2
Adjusted EBITDA (Non-GAAP measure)	$48,562	$5,558	$54,120	$60,690	$5,042	$65,732
TravelSmith and Chasing Fireflies EBITDA loss (a)	—	—	—	—	4,627	4,627
Adjusted EBITDA, excluding TravelSmith and Chasing Fireflies (Non-GAAP measure)	$48,562	$5,558	$54,120	$60,690	$9,669	$70,359
(a) TravelSmith and Chasing Fireflies were divested in September 2016.

HSN, INC.’S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of intangibles, (c) depreciation and gains and losses on asset dispositions, and (d) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) other significant items.  Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results.  Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries.  Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, gains and losses that are excluded from the company’s definition of Adjusted EBITDA.

Adjusted Net Income is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) goodwill, long-lived asset and intangible asset impairments, (2) pro forma adjustments for significant acquisitions, (3) discontinued operations and (4) other significant items.  Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results.  We believe Adjusted Net Income is useful to investors because it represents HSNi’s consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi’s consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.  Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Contacts:
Art Singleton (Analysts/Investors)
727-872-4941
art.singleton@hsn.net

Jill Kermes (Media)
727-872-4390
jill.kermes@hsn.net